                                                                   Exhibit 10.19

                             EMPLOYMENT AGREEMENT


          AGREEMENT dated as of January 1, 1999, between Arthur J. Gallagher & Co., a Delaware corporation (the "Corporation"), and James J. Braniff, III, (the "Executive").

                                   RECITALS
                                   --------

          WHEREAS, the Executive is an officer and employee of the Corporation;

          WHEREAS, the parties acknowledge that the Corporation has a legitimate interest in retaining the services of the Executive and the taking of the covenants herein; and

          WHEREAS, the Executive desires to enter into this Agreement and to commit to the provision of the services to the Corporation as provided hereunder.

                                   AGREEMENT
                                   ---------

          NOW, THEREFORE, in consideration of the above recitals and the mutual covenants and agreements set forth below, the parties agree:

          Section 1. Employment, Term and Geographic Location.
                     -----------------------------------------

          The Corporation employs the Executive and the Executive agrees to serve as the President and Chief Operating Officer of the Brokerage Services Division of the Corporation with the duties set forth in Section 2 for a term (the "Term of Employment") beginning on January 1, 1999 and ending on December 31, 2003, unless earlier terminated under Section 4 or 5. The Executive shall have such responsibilities, duties and authority reasonably accorded to and expected of a President and Chief Operating Officer of the Brokerage Services Division of the Corporation throughout the term of Employment. Employment of Executive shall not necessarily cease as of the expiration of the Term of Employment; however, employment thereafter shall be on an at will basis.

The Executive shall be principally employed at the corporate headquarters of the Corporation in Illinois during the Term of Employment. If the Corporation attempts to relocate the Executive to any location other than Houston, Texas, without his written consent, it will be considered a termination of the Executive without cause and the Executive will be entitled to all the benefits of this Agreement to which he would be entitled in the event of a termination without cause. Corporation also agrees that at any time after December 31, 2001, Executive may choose to relocate his principal place of employment with Corporation to Houston, Texas, in which event this Agreement will remain in full force and effect, a mere relocation of Executive's principal place of employment having occurred. If Executive elects to relocate to Houston, Texas after December 31, 2001, he will be willing to surrender the position of "President and Chief Operating Officer" of the Brokerage Services Division of Corporation.

          Section 2. Duties.
                     -------

          (a) The Executive agrees during the Term of Employment to manage and direct the operations of the Brokerage Services Division of the Corporation and to function as its President and Chief Operating Officer. Additionally, the Executive shall solicit, handle business for, sell insurance and render services related to insurance on behalf of the Corporation and to perform such other duties and assignments relating to the business of the Corporation, consistent with his position and experience, as the management of the Corporation reasonably directs.

          (b) During the Term of Employment the Executive shall, except during customary vacation periods and periods of illness, devote his entire business time and attention to the performance of the duties hereunder and to promoting the best interests of the Corporation. The

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Executive shall not, either during or outside of normal business hours, directly or indirectly, sell, solicit, service or engage in any aspect of the insurance business for or on behalf of any entity other than the Corporation, nor engage in any activity inimical to the best interests of the Corporation.

          (c) During the Term of Employment it shall not be a violation of this Agreement for the Executive to serve on corporate, civic or charitable boards or committees and manage personal investments, so long as the Chief Executive Officer of the Brokerage Services Division has approved such activities in advance, and such activities do not interfere with the performance of the Executive's responsibilities hereunder and as directed by management of the Corporation.

           Section 3. Compensation During Term of Employment.
                      ---------------------------------------

          (a) Salary. Unless the Corporation fixes a higher rate for the Executive during the Term of Employment, the Corporation shall pay Executive a salary at the rate of Six Hundred Thousand Dollars ($600,000) per year (the "Base Salary") payable in semi-monthly installments. The Executive shall be entitled to receive annual increases in his Base Salary consistent with those increases in compensation received by executive level management employees of Corporation.

          (b) Additional Compensation. In addition to the Base Salary, the Corporation shall pay to the Executive additional compensation as set forth in this Section 3(b).

               (i) Debt Forgiveness. The Executive has borrowed One Million,
Two Hundred Fifty-Five Thousand Dollars ($1,255,000) from the Corporation evidenced by two promissory notes, copies of which are attached hereto as Exhibits A and B. The Corporation shall forgive One Hundred Twenty-Five Thousand, Five Hundred Dollars ($125,500) of the principal amount, together with accrued interest, beginning January 1, 2000 and on each January 1 thereafter;

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so long as the Executive remains an employee of the Corporation. If the
Executive ceases to be an employee of the Corporation for any of the reasons specified in Section 4.(a) or (b), or if the Executive is terminated by the Corporation other than a termination for cause as provided in Section 4; then the outstanding balance owed to the Corporation by the Executive and all accrued interest shall immediately be forgiven in full. If the Executive resigns, is terminated for cause or for breaching this Agreement, then the full amount outstanding and all accrued interest shall immediately become due and payable.

          (ii) Personal Residence. The Executive agrees to rent the personal residence located at 1866 Clover Drive, Inverness, Illinois, from the Corporation for Two Thousand, Five Hundred Dollars ($2,500) per month commencing April 1, 1999 and ending upon ninety (90) days written notice by either party, as provided in the lease attached hereto as Exhibit C.

          (iii) Stock Options. The Corporation shall grant to the Executive options to purchase Fifty Thousand (50,000) shares of the Corporation's stock as of July 7, 1999. Such options shall vest twenty percent (20%) per year on the anniversary of the grant. In addition, the Executive shall be reviewed annually for additional option grants. All such options shall be granted pursuant to the Corporations Nonqualified Stock Option Plan. Executive shall receive annual stock option grants in an amount consistent with stock option grants to executive level management employees of Corporation.

          (iv) Death Benefit. In the event the Executive dies during the Term of Employment, the Corporation shall pay a death benefit of One Million Dollars ($1,000,000) to the designee of the Executive in ten equal installments of One Hundred Thousand Dollars ($100,000)

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each. The installments shall be paid commencing on the January 1 following the death of the Executive, and on each January 1 of the following nine years.

               (v) The Executive shall participate in the Brokerage Services Division Management Bonus Plan and any other bonus or deferred compensation plan offered to executive level management employees of Corporation.

          (c) Employee Benefits. During the Term of Employment, the Executive shall enjoy the customary benefits afforded to executive management level employees of the Corporation. The Executive also shall be entitled to participate in employee benefit plans now or hereafter provided or made available to the Corporation's employees generally, such as group hospitalization, medical, life and disability insurance, and pension plan. Nothing in this Agreement shall require the Corporation to establish, maintain or continue any of the employee benefits already in existence for employees of the Corporation and nothing in this Agreement shall restrict the right of the Corporation to amend, modify or terminate such employee benefit programs.

          (d) Vacations. The Executive shall be entitled each year to vacations in accordance with the policies of the Corporation. The Corporation shall not pay the Executive any additional compensation for any vacation time not used by the Executive.

          Section 4. Early Termination by Corporation.
                     ---------------------------------

          Corporation shall have the right to terminate the employment of Executive prior to the end of the Term of Employment and with no liability on the part of Corporation:

          (a) Upon the death of Executive;

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          (b) At any time after Executive commences to receive disability benefits pursuant to the disability plan applicable to employees of Corporation and upon notice to Executive;

          (c) Upon the proven material breach of this Agreement by Executive after having given Executive notice of such breach and a reasonable opportunity to cure such breach; or

          (d) Upon notice to Executive specifying that a "termination for cause" has occurred. As used herein, the phrase "termination for cause" shall mean a termination of employment based upon the good faith determination of Corporation that one or more of the following events have occurred:

               (i) The Executive has committed any proven dishonest or fraudulent act to the detriment of Corporation, its subsidiary and affiliated corporations;

               (ii) The Executive has been convicted for any crime involving moral turpitude or for any felony;

               (iii) Material and persistent insubordination on the part of Executive after notice of such insubordination to Executive and reasonable opportunity for Executive to cease such behavior;

               (iv) The loss, for any reason, by Executive of any licenses or professional registrations which are required for the performance of Executive's duties hereunder; or

               (v) Conduct on the part of Executive materially inconsistent with the covenants set forth in Section 8 hereof as if such covenants applied during Executive's employment.

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

           Section 5. Early Termination by Executive.
                      -------------------------------

          The Executive may terminate his employment at any time during the term hereof without liability to the Corporation solely in consideration of the cessation of the Corporation's prospective obligations to the Executive which would otherwise be due pursuant to this Agreement were the Executive to have continued in the employ of the Corporation, and the repayment of all outstanding balances under the promissory notes identified in Exhibits A and B hereto.

          Section 6. Corporation's Right to Injunctive Relief; Attorneys' Fees.
                     ----------------------------------------------------------

          The Executive acknowledges that the Executive's services to the Corporation are of a unique character which gives them a special value to the Corporation, the loss of which cannot reasonably or adequately be compensated in damages in an action at law, and that a breach of this Agreement will result in irreparable and continuing harm to the Corporation and that therefore, in addition to any other remedy which the Corporation may have at law or in equity, the Corporation shall be entitled to injunctive relief for a breach of this Agreement by the Executive. The nonprevailing party agrees to pay any expenses and reasonable attorneys' fees incurred by the prevailing party in any dispute hereunder.

          Section 7. Trade Secrets and Confidential Information.
                     -------------------------------------------

          (a) The Executive acknowledges that the Corporation's business depends to a significant degree upon the possession of information, which is not generally known to others, and that the profitability of the Corporation's business requires that this information remain proprietary to the Corporation.

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          (b) The Executive recognizes that by virtue of his employment by the
Corporation, he will be granted otherwise prohibited access to confidential and proprietary data of the Corporation which is not known either to its competitors or within the insurance agency and brokerage business generally. This information (hereinafter referred to as "Confidential Information") includes, but is not limited to, data relating to the Corporation's unique marketing and servicing programs, procedures and techniques; the criteria and formulae used by the Corporation in pricing its insurance and employee benefits products and claims management, loss control and information management services; the structure and pricing of special insurance packages that the Corporation has negotiated with various underwriters; lists of prospects compiled by the Corporation's management and research staff; the identity, authority and responsibilities of key contacts at Corporation accounts, including accounts of the Acquired Business; the composition and organization of accounts' businesses; the peculiar risks inherent in their operations; highly sensitive details concerning the structure, conditions and extent of their existing insurance coverages; policy expiration dates; premium amounts; commission rates; risk management service arrangements; loss histories; and other data showing the particularized insurance requirements and preferences of the accounts. The Executive recognizes that this Confidential Information constitutes a valuable property of the Corporation, developed over a long period of time and at substantial expense. Accordingly, the Executive agrees that he will not, at any time during his employment by the Corporation, divulge such Confidential Information or make use of it for his own purposes or the purposes of another.

          (c) The Executive recognizes the highly sensitive nature of the Confidential Information to which he will have access during his employment, and acknowledges the

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Corporation's legitimate interest in safeguarding same from disclosure.
Accordingly, the Executive agrees that, for a period of two (2) years following the termination of his employment for any reason whatsoever, he will not divulge the Corporation's Confidential Information or make use of it for his own purpose or the purpose of another.

          (d) The Executive agrees that all intellectual property such as computer programs, systems or software developed during his employment or as a result of his employment is work for hire performed by the Executive in the scope of his employment. The Corporation shall retain all proprietary rights to any and all such intellectual property. Executive agrees to execute any documents necessary to perfect Corporation's interest in such intellectual property upon Corporation's request.

          Section 8. Protection of Corporation's Business.
                     -------------------------------------

          The Executive recognizes the Corporation's legitimate interest in protecting, for a reasonable period of time following the termination of the Executive's employment, those Corporation accounts with which the Executive will be associated during his employment. Accordingly, the Executive understands and agrees that for a period of two (2) years following the termination of his employment except if terminated without cause, he will not, directly or indirectly, solicit, place, market, accept, aid, counsel or consult in the renewal, discontinuance or replacement of any insurance (including self-insurance) by, or handle self-insurance programs, insurance claims, risk management services or other insurance administrative or service functions for, any Corporation account for which he performed any of the foregoing functions during the two-year period immediately preceding such termination.

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           Section 9. Assignment.
                      -----------

          Except as provided in Section 10 hereof, this Agreement shall not be affected by any merger or consolidation or other reorganization of the Corporation and this Agreement shall be binding upon and shall inure to the benefit of the continuing entity or to any successor in interest to the Corporation. In addition, Corporation may assign this Agreement to any subsidiary corporation of Corporation, in which event: (i) such subsidiary shall be the employer of Executive for all purposes; and (ii) except for purposes of
Section 10 hereof, all references to "Corporation" and all rights of Corporation shall include and inure to the benefit of such employing subsidiary.

          This Agreement may not be assigned nor obligations hereunder delegated by the Executive.

          Section 10. Release of Certain Obligations.
                      -------------------------------

          Notwithstanding anything contained herein to the contrary, the obligations of the Executive contained in Sections 7 and 8 shall become null and void and have no further effect immediately upon a Hostile Change in Control of the Corporation as defined herein. The Corporation shall send written notice to the Executive within ten (10) days of a Hostile Change in Control of the Corporation, notifying the Executive that such event has taken place. Failure of the Corporation to send such notice shall not preclude the release of the Executive from the obligations contained in Sections 7 and 8. For the purposes of this Section 10, the following definitions apply:

          (a) The term "Hostile Change in Control" means a transaction, event or election constituting a Change in Control, which was not approved by, or, in an election, the directors elected were not nominated by, at least two-thirds of the members of the Board of Directors of the

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Corporation in office immediately prior to the Change in Control who have not died or become permanently disabled.

           (b) The term "Change in Control" of the Corporation means and includes each and all of the following occurrences:

               A. A Business Combination, unless:

                    (1) The Business Combination is approved or authorized by the affirmative vote of the holders of not less than 80% of the outstanding shares of voting stock of the Corporation and the affirmative vote of the holders of not less than 67% of the outstanding shares of the voting stock held by shareholders other than Related Persons; or

                    (2) the Continuing Directors of the Corporation by a two-thirds vote (i) have expressly approved in advance the acquisition of outstanding shares of voting stock of the corporation that caused the Related Person to become a Related Person, or (ii) have approved the Business Combination prior to the Related Person involved in the Business Combination having become a Related Person; or

                    (3) The Business Combination is solely between this corporation and another corporation, 50% or more of the voting stock of which is owned by the Corporation and none of which is owned by the Related Person; or

                    (4) All of the following conditions are satisfied:

                        (i) The cash or fair market value of the property, securities or "other consideration to be received" per share by holders of common stock in the Corporation in the Business Combination is not less than the higher of:

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          (A) The highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Related Person in acquiring any of its holdings of the Corporation's common stock, or

          (B) An amount that bears that same percentage relationship to the market price of the Corporation's common stock immediately prior to the announcement of such Business Combination as the highest per share price determined in (A) above bears to the market price of the Corporation's common stock immediately prior to the commencement of the acquisition of the Corporation's voting stock that caused such Related Person to become a Related Person, or

          (C) An amount calculated by multiplying the earnings per share of the Corporation's common stock for the four fiscal quarters immediately preceding the record date for determination of stockholders entitled to vote on such Business Combination by the price/earnings multiple of the Related Person as of the record date as customarily computed and reported in the financial press.

          Appropriate adjustments shall be made with respect to (A), (B) and
(C) above for recapitalizations and for stock splits, stock dividends, and like distributions; and

          (ii) A timely mailing shall have been made to the stockholders of the Corporation containing in a prominent place (x) any recommendations as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors or Outside Directors may choose to state, if there are at the time any such directors, and (y) the opinion of a reputable

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nationally recognized investment banking or financial services firm as to the fairness from the financial point of view of the terms of the Business Combination to the stockholders of the Corporation other than the Related Person (such firm to be engaged solely on behalf of such other stockholders, to be paid a reasonable fee for its services by the Corporation upon receipt of such opinion, to be a firm that has not previously been significantly associated with the Related Person and, if there are at the time any such directors, to be selected by a majority of the Continuing Directors and Outside Directors).

          B. The acquisition of outstanding shares of the Corporation's voting stock that causes an individual, a corporation, partnership or other person or entity to become a Related Person.

          C. Individuals who at the beginning of any period of three consecutive years constitute the entire Board of Directors of the Corporation shall for any reason other than death or permanent disability during such period cease to constitute a majority thereof.

          D. A change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Act of 1934, as amended.

          (c) The term "Business Combination" shall mean (i) any merger or consolidation of the Corporation or a subsidiary of the Corporation with or into a Related Person, (ii) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any Substantial Part of the assets either of the Corporation (including without limitation any voting securities of a subsidiary) or of a subsidiary, to a Related Person, (iii)

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any merger or consolidation of a Related Person with or into the Corporation or a subsidiary of the Corporation, (iv) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to the Corporation or a subsidiary of the Corporation, (v) the issuance of any securities of the Corporation or a subsidiary of the Corporation to a Related person, (vi) the acquisition by the Corporation or a subsidiary of the Corporation of any securities issued by a Related Person, (vii) any reclassification of securities, recapitalization or other transaction designed to decrease the number of holders of the Corporation's voting securities remaining, if there is a Related Person, and (viii) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

          (d) The term "Related Person" shall mean and include any individual, corporation, partnership or other person or entity which, together with their "Affiliates" and "Associates" (as defined as of November 1, 1983, in Rule 12b-2 under the Securities Exchange Act of 1934), "Beneficially Owns" (as defined as of November 1, 1983, in Rule 13d-3 under the Securities Exchange Act of 1934) in the aggregate 20% or more of the outstanding shares of the voting stock of the Corporation, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity; provided that Related Person shall not include any person who beneficially owned 20% or more of the outstanding shares of the voting stock of the Corporation on November 1, 1983. Without limitation, any shares of voting stock of the Corporation that any Related Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by the Related Person.

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          (e) The term "Substantial Part" shall mean more than 30% of the fair market value of the total assets of the corporation in question, as of the end of its most recent fiscal year ending prior to the time the determination is being made.

          (f) The term "other consideration to be received" shall include, without limitation, capital stock of the Corporation retained by its existing public stockholders in the event of a Business Combination in which the Corporation is the surviving corporation.

          (g) The term "Continuing Director" shall mean a director who was a member of the board of directors of the Corporation immediately prior to the time that the Related Person involved in a Business Combination became a Related Person, and the term "Outside Director" shall mean a director who is not (a) an officer or employee of the Corporation or any relative of an officer or employee or (b) a Related Person or an officer, director, employee, Associate or Affiliate of a Related Person, or a relative of any of the foregoing.

          Section 11. General.
                      --------

          (a) The captions in this Agreement are not part of its provisions, are merely for reference and have no force or effect. If any caption is inconsistent with any provision of this Agreement, such provision shall govern.

          (b) This Agreement is made in and shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to conflict of law principles.

          (c) This instrument contains the entire agreement of the parties and supersedes all other prior agreements and understandings relating to the employment of the Executive by the Corporation.

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          (d) To the extent that the terms set forth in this Agreement or any word, phrase, clause or sentence is found to be illegal or unenforceable for any reason, such word, phrase, clause or sentence shall be modified or deleted in such manner so as to afford the Corporation the fullest protection commensurate with making this Agreement, as modified, legal and enforceable under applicable laws, and the balance of this Agreement shall not be affected thereby, the balance being construed as severable and independent.

          (e) All notices given hereunder shall be in writing and shall be sent by registered or certified mail or delivered by hand and, if intended for the Corporation, shall be addressed to it or delivered to it at its principal office for the attention of the Secretary of the Corporation. If intended for the Executive, notices shall be delivered personally or shall be addressed (if sent by mail) to the Executive's then current residence address as shown on the Corporation's records, or to such other address as the Executive directs in a notice to the Corporation, with a copy of all such notices to Winfield M. Campbell, Campbell & Riggs, P.C., 1980 Post Oak Boulevard, Suite 2300, Houston, Texas 77056-3810. All notices shall be deemed to be given on the date received at the address of the addressee or, if delivered personally, on the date delivered.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                  ARTHUR J. GALLAGHER & CO.
                                  a Delaware Corporation


                                  By: /s/ Michael J. Cloherty
                                      --------------------------

                                      /s/ James J. Braniff, III   Executive
                                      --------------------------
                                          James J. Braniff, III


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